Exhibit 99.1

Contacts:

AtriCure, Inc. Thomas Etergino Chief Financial Officer 513-755-4561 tetergino@atricure.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com

Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Press Release

AtriCure Reports Fourth Quarter and Full Year 2005 Financial Results

Fourth Quarter 2005 Highlights

•	Total revenue increased 49.4% to $8.6 million

•	Gross margin increased 230 basis points to 75.0%

•	Performed first human cases in the U.S. using the Isolator™ Endoscopic Ablation System

•	Enrolled 17 of necessary 25 patients in Restore II clinical trial

Full Year 2005 Highlights

•	Total revenue increased 61.6% to $31.0 million

•	First full-year worldwide MIS product revenue of $6.4 million

•	Launched Isolator™ bipolar pen with cardiac tissue indication

•	Completed IPO raising $43 million in net proceeds

•	Acquired supply partner Enable Medical

WEST CHESTER, Ohio – February 16, 2006 – AtriCure, Inc. (Nasdaq:ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, announced today financial results for the fourth quarter and full year ended December 31, 2005.

Fourth quarter 2005 consolidated revenue was $8.6 million, a 49.4% increase over $5.7 million for the fourth quarter of 2004 and a 19.4% sequential increase over $7.2 million for the third quarter of 2005. Full year 2005 consolidated revenue was $31.0 million, a 61.6% increase over $19.2 million for the full year 2004, including $6.4 million in worldwide MIS product revenue. Fourth quarter 2005 revenue from domestic open-heart products was $5.2 million, revenue from domestic minimally invasive sole-therapy products was $2.1 million and domestic revenue from the bipolar pen and other revenue was $0.7 million. International revenue for the fourth quarter of 2005 was $0.6 million.

Gross profit for the fourth quarter 2005 was $6.4 million with a gross margin of 75.0%, including a $266,000 write-off related to production equipment for discontinued products. Gross profit for the same period in the prior year was $4.2 million with a gross margin of 72.7%. For the full year 2005, gross profit was $22.9 million with a gross margin of 74.0%, as compared to gross profit of $14.0 million with a gross margin of 72.8% for the full year 2004. The year-over-year and quarter-over-quarter increases to gross margin are primarily the result of new product launches, such as the Isolator™ bipolar pen and Isolator™ Long products, and the third quarter acquisition of Enable Medical.

Research and development expenses were $2.8 million for the fourth quarter 2005, compared with $1.5 million for the fourth quarter 2004 and $2.6 million for the third quarter 2005. Research and development expenses for the full year 2005 were $9.1 million, compared to $4.4 million for the full year 2004. The year-over-year and quarter-over-quarter increases were attributable primarily to the recruitment of additional full-time engineers and the expansion of product development initiatives and clinical trials.

Selling, general and administrative expenses were $7.9 million for the fourth quarter 2005, compared with $5.2 million for the fourth quarter of 2004 and $6.3 million for the third quarter of 2005. Selling, general and administrative expenses for the full year were $24.6 million, compared to $15.2 million for the full year 2004. The year-over-year and quarter-over-quarter increases were attributable primarily to the expansion of the sales and marketing organization, the establishment of a European subsidiary and an increase in expenses associated with being a public company.

The Company reported a fourth quarter net loss of $4.0 million, or $0.33 per share.

Cash, cash equivalents and short-term investments at December 31, 2005 were $33.8 million.

David Drachman, President and Chief Executive Officer, said, “We are extremely pleased with our fourth quarter and full year results. Our revenue growth of 49.4% for the fourth quarter and 61.6% for the full year reflects our leadership position in the surgical treatment of atrial fibrillation based on the adoption of our products by leading cardiothoracic surgeons. During the year, we saw substantial penetration of our products in the open-heart market and made considerable strides towards establishing our minimally invasive sole-therapy platform. We believe our progress in 2005 and ongoing clinical investigation is positioning our minimally invasive platform to become a standard treatment alternative for those patients who suffer from atrial fibrillation. We expect our RESTORE-II clinical trial will provide evidence to stimulate the broad adoption of our MIS platform.”

Financial Guidance

The Company believes it is currently experiencing a negative impact upon its business from newspaper articles published in December relating to two pioneering institutions that have been proponents and investigators of the Company’s products. In the wake of these articles, the Company understands that certain external educational, training, and clinical trial activities involving its products have diminished. While AtriCure continues to evaluate and monitor the effects of these developments on its business, the Company currently estimates revenue for the first quarter of 2006 will range from $8.0 million to $8.6 million, and expects to provide guidance for the full year of 2006 by the Company’s first quarter 2006 earnings conference call.

Conference Call

AtriCure will host a Web cast and conference call at 9:00 am ET on February 17, 2006 to discuss fourth quarter 2005 results. A live Web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate Web site at www.atricure.com. The dial-in numbers are (866) 356-3093 for domestic callers, and (617) 597-5381 for international callers. The reservation number for both is 94539581. A recording of the conference call will remain available on AtriCure’s Web site through May 18, 2006. A telephonic replay of the call will be available until March 2, 2006. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 59820347.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure, Inc. bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart.

The Isolator™ bipolar ablation system is composed of a radiofrequency ASU generator and a sterile, single use device intended to ablate soft tissue during Thoracic, General, ENT, Gynecological and Urological surgical procedures. The Isolator™ bipolar pen is a sterile, single use device intended to ablate cardiac tissue during cardiac surgery using radiofrequency (RF) energy. Use of the Isolator™ bipolar pen and Isolator™ bipolar ablation system for the surgical treatment of atrial fibrillation is investigational and has not been approved by the U.S. Food and Drug Administration.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues	$8,559,060	$5,730,262	$30,956,987	$19,157,032
Cost of revenues (a)	2,143,581	1,564,435	8,056,680	5,201,562

Gross profit	6,415,479	4,165,827	22,900,307	13,955,470

Operating expenses:
Research and development expenses (a)	2,788,229	1,503,636	9,108,600	4,422,014
Selling, general and administrative expenses	7,923,639	5,197,677	24,594,489	15,169,157

Total operating expenses	10,711,868	6,701,313	33,703,089	19,591,171

Loss from operations	(4,296,389)	(2,535,486)	(10,802,782)	(5,635,701)
Preferred stock interest expense	—	(976,293)	(2,332,254)	(3,905,169)
Other interest income (expense), net	291,584	25,901	414,136	105,926
Other income	—	—	84,868	—

Loss before income taxes	(4,004,805)	(3,485,878)	(12,636,032)	(9,434,944)
Income tax expense	(4,707)	48	(46,932)	(16,924)

Net loss available to common shareholders	$(4,009,512)	$(3,485,830)	$(12,682,964)	$(9,451,868)

Basic and diluted loss per share	$(0.33)	$(1.86)	$(2.10)	$(5.17)

Weighted average shares outstanding:
Basic and diluted	12,068,358	1,878,923	6,025,300	1,828,452

(a) Includes the following expenses resulting from transactions with Enable Medical Corporation prior to the acquisition as of August 10, 2005:
Cost of revenues	$—	$1,327,267	$4,259,269	$4,941,341
Research and development expenses	$—	$391,641	$1,201,583	$1,228,659

ATRICURE, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	December 31, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$27,432,948	$5,175,177
Short-term investments	6,369,234	—
Accounts receivable, less allowance for doubtful accounts of $261,707 and $56,779 as of December 31, 2005 and December 31, 2004, respectively	4,865,065	3,520,621
Inventory	2,135,143	1,087,408
Prepaid expenses and other current assets	845,330	112,740

Total current assets	41,647,720	9,895,946

Property and equipment, net	3,359,549	2,410,051
Deferred offering costs	—	412,005
Intangible assets	986,778	—
Goodwill	3,840,837	—
Other assets	205,531	12,618

Total assets	$50,040,415	$12,730,620

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable (a)	$1,243,365	$733,444
Accrued liabilities	4,131,633	2,572,329
Current maturities of capital lease obligation	31,753	—
Current maturities of long-term debt	366,207	—

Total current liabilities	5,772,958	3,305,773

Capital lease obligation	38,855	—
Long-term debt	1,045,150	—
Redeemable preferred stock:
Preferred stock, $0.001 par value; designated Series A, 2,182,521 shares authorized, issued and outstanding as of December 31, 2004	—	7,979,396
Preferred stock, $0.001 par value; designated Series B, 4,059,720 shares authorized; 3,829,499 issued and outstanding as of December 31, 2004	—	28,776,745

Total redeemable preferred stock	—	36,756,141

Shareholders’ equity (deficit):
Common stock, $0.001 par value, 90,000,000 and 10,526,315 shares authorized as of December 31, 2005 and December 31, 2004, respectively; 12,086,482 and 1,880,169 issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	12,086	1,880
Additional paid-in capital	86,107,520	3,281,447
Unearned compensation	(599,591)	(981,612)
Other comprehensive income	826	—
Accumulated deficit	(42,337,389)	(29,633,009)

Total shareholders’ equity (deficit)	43,183,452	(27,331,294)

Total liabilities and shareholders’ equity	$50,040,415	$12,730,620

(a) Includes the following liabilities resulting from transactions with Enable Medical Corporation prior to the acquisition as of August 10, 2005:
Accounts payable	$—	$434,869

ATRICURE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(12,682,964)	$(9,451,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,554,238	962,355
Loss on disposal of equipment	36,813	16,561
Write-off of tooling	266,195	—
Stock compensation	673,199	1,014,204
Preferred stock interest	2,332,254	3,905,169
Changes in assets and liabilities:
Accounts receivable	92,432	(1,892,795)
Inventory	(193,559)	(448,413)
Prepaid expenses and other current assets	(709,880)	97,482
Other assets (a)	409,985	(417,453)
Accounts payable	27,911	454,730
Accrued liabilities (a)	577,467	1,959,957

Net cash used in operating activities	(7,615,909)	(3,800,071)

Cash flows from investing activities:
Purchases of property & equipment	(1,951,733)	(1,513,273)
Purchases of available-for-sale securities	(6,368,408)	—
Cash paid for acquisition, net	(6,420,681)	—

Net cash used in investing activities	(14,740,822)	(1,513,273)

Cash flow from financing activities:
Proceeds from long-term debt borrowings	1,500,000	—
Payments on long-term debt	(88,643)	—
Payments on capital lease obligations	(16,063)	—
Proceeds from stock offering	43,176,994	—
Proceeds from stock option exercise and warrants	42,214	89,183

Net cash provided by financing activities	44,614,502	89,183

Net increase (decrease) in cash and cash equivalents	22,257,771	(5,224,161)
Cash and cash equivalents - beginning of period	5,175,177	10,399,338

Cash and cash equivalents - end of period	$27,432,948	$5,175,177

(a)	Cash flows from operating activities excludes non-cash costs related to the initial public offering in other assets and accrued liabilities